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N E W S   R E L E A S E

TALISMAN DELIVERS FIRST NATURAL GAS

 TO SINGAPORE

CALGARY, Alberta – September 26, 2003 – Talisman (Corridor) Ltd. (“Talisman”), a wholly-owned subsidiary of Talisman Energy Inc., commenced gas sales from the Corridor Block Production Sharing Contract in South Sumatra to Gas Supply Pte. Ltd. in Singapore on September 16.  This marks the first sale of gas from the Corridor Block to markets outside Indonesia.

Under the terms of the 20-year gas sales agreement signed February 12, 2001, sales from the Corridor Block and two other Blocks in Sumatra are expected to peak at 367 mmcf/d in 2009, of which gas sales to Singapore from Corridor will be about 155 mmcf/d (Talisman’s share approximately 56 mmcf/d).  This is the third major gas sale from the Corridor Block. Talisman holds a 36% interest in the Corridor Block with ConocoPhillips (54%) and Pertamina (10%).

Production from the Corridor gas plant started in 1998, with Talisman’s share averaging approximately 98 mmcf/d in 2003.  At year end 2002, Talisman had booked over 1 tcf of proved natural gas reserves and expects to transfer more reserves to the proved category with finalization of additional gas sales contracts.  These include an agreement to sell gas from Corridor to Island Power in Singapore commencing in 2006. The contract is for up to 15 years and Talisman’s share of volumes is expected to be 117 bcf.  In addition, negotiations are underway and Heads of Agreement have been entered into for major gas sales from Corridor to markets on the island of West Java.

Talisman Transgasindo Ltd., another wholly-owned subsidiary of Talisman Energy Inc., indirectly owns a 6% interest in the pipeline from the Grissik plant on the Corridor Block to the Duri steam flood project.  It also has a right to acquire a 6% interest in the 474-kilometre pipeline from Grissik to Singapore.

Talisman Energy Inc. is a large, independent oil and gas producer, with operations in Canada and, through its subsidiaries, the North Sea, Indonesia, Malaysia, Vietnam, Algeria and the United States.  Talisman's subsidiaries also conduct business in Trinidad, Colombia and Qatar.  Talisman has adopted the International Code of Ethics for Canadian Business and is committed to maintaining high standards of excellence in corporate citizenship and social responsibility wherever its business is conducted.  Talisman's shares are listed on Toronto Stock Exchange in Canada and New York Stock Exchange in the United States under the symbol TLM.

For further information, please contact:

David Mann, Senior Manager, Investor Relations &

  Corporate Communications

Phone:  403-237-1196

Fax:      403-237-1210

E-mail: tlm@talisman-energy.com

Forward-looking Statements

This news release contains statements about expected future sales, contracts and production that constitute "forward-looking information" within the meaning of the United States Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements.  These risks include:  the risks of the oil and gas industry, such as operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to production, costs and expenses; and health, safety and environmental risks. Relevant risks also include, but are not limited to:  risks in conducting foreign operations (for example, political and fiscal instability or the possibility of civil unrest or military action in countries such as Indonesia, Malaysia or Vietnam); general economic conditions; the effect of acts of, or actions against international terrorism; fluctuations in oil and gas prices and foreign currency exchange rates; and the possibility that government policies may change or governmental approvals may be delayed or withheld.

Additional information on these and other factors which could affect the Company's operations or financial results are included in the Company’s Annual Report under the headings “Management's Discussion and Analysis – Liquidity and Capital Resources”, “- Risks and Uncertainties” and “- Outlook” as well as in Talisman’s other reports on file with Canadian securities regulatory authorities and the United States Securities and Exchange Commission.

Forward-looking statements are based on the estimates and opinions of the Company's management at the time the statements are made. The Company assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

25-03

~~  This release is available on Talisman’s Internet Web Site:  WWW.TALISMAN-ENERGY.COM  ~~